UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2021

ALTIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 Clopper Road, Suite 201S Gaithersburg, Maryland	20878
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (240) 654-1450

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ALT	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On September 28, 2021, Altimmune, Inc. (the “Company”) issued a press release announcing positive results from its Phase 1 clinical trial of ALT-801 (pemvidutide) in overweight and obese volunteers.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

On September 28, 2021, the Company announced positive results from a 12-week, Phase 1 trial of pemvidutide (proposed INN, formerly known as ALT-801), an investigational glucagon-like peptide-1 (GLP-1)/glucagon dual receptor agonist.

The Phase 1 study was a first-in-human, randomized, placebo-controlled, single ascending dose and multiple ascending dose (“MAD”) study in overweight and obese volunteers performed in Australia under a clinical trial application. Eligible participants included healthy, non-diabetic subjects with a minimum body mass index (“BMI”) of 25 kg/m2. Thirty-four (34) subjects in the MAD portion of the study were assigned to receive one of three subcutaneous doses of pemvidutide (1.2 mg, 1.8 mg and 2.4 mg) or placebo once weekly for 12 weeks without dose titration. Behavioral and caloric restrictive interventions were not employed.

At 12 weeks, subjects receiving pemvidutide achieved mean weight losses of 4.9%, 10.3%, and 9.0% at the 1.2 mg, 1.8 mg, and 2.4 mg doses, respectively, with the placebo group experiencing a mean weight loss of 1.6%. Weight loss occurred rapidly and consistently over 12-weeks. Side effects were mild to moderate, with no serious or severe treatment-emergent adverse events. Importantly, no discontinuations due to adverse events were reported.

Summary of 12-week MAD weight loss findings

		Treatment
		1.2mg (n=7)	1.8mg (n=9)		2.4mg (n=11)		Pooled Placebo (n=7)
Baseline demographics
Age, years	mean	27.7	32.0		31.4		35.3
BMI (kg/m2)	mean	30.0	30.1		31.8		31.0
Results
Weight loss (kg)	mean	-4.7	-8.8		-8.4		-1.5
Weight loss (%)	mean	-4.9%	-10.3	%**	-9.0	%*	-1.6%

*	p < .01, **p< .005, compared to placebo

The 1.8 mg dose cohort experienced the highest weight loss, with 100% of subjects losing at least 5% of body weight and 55% of subjects losing at least 10% of their body weight. The amount of weight loss at the 1.8 and 2.4 mg doses were essentially the same given the sample size and overlapping confidence intervals. No correlation was found between the magnitude of weight loss and either age or baseline BMI.

Favorable trends were observed in secondary measures, including reductions in systolic and diastolic blood pressure, serum lipids, and HOMA-IR (a measure of insulin resistance). In addition, a rise in ketone bodies was observed, consistent with the effects of glucagon on fat metabolism.

Summary of 12-week MAD safety findings

Characteristic	Treatment
	1.2mg (n=7)	1.8mg (n=9)	2.4mg (n=11)	Pooled Placebo (n=7)
Discontinuations due to adverse events (n)	0	0	0	0
Early withdrawal (n)	1	0	2	2
Nausea
Mild	14.3%	55.6%	45.5%	14.3%
Moderate	14.3%	11.1%	45.5%	0%
Vomiting
Mild	14.3%	11.1%	45.5%	14.3%
Moderate	0%	11.1%	27.3%	0%
Diarrhea
Mild	0%	0%	18.2%	0%
Moderate	0%	0%	0%	0%
Constipation
Mild	0%	11.1%	18.2%	0%
Moderate	0%	11.1%	9.1%	0%
Other adverse events (n)	0	2	1	0

Even without dose titration, the symptoms experienced by subjects who received pemvidutide 1.8 mg were predominantly mild, did not need treatment and were consistent with known effects of GLP-1 therapies. Further, tolerability decreased with higher dose levels. There were no hyperglycemia adverse events and no increases in the mean heart rate were observed at 6 and 12 weeks of therapy. One patient experienced elevated alanine transaminase levels that resolved rapidly after a pause in dosing.

Pemvidutide development plan

An Investigational New Drug (“IND”) application in non-alcoholic steatohepatitis (“NASH”) has cleared U.S. Food and Drug Administration (“FDA”) review and will enable additional clinical studies beyond the current Phase 1 trial, including a 12-week trial to measure reduction in liver fat content in diabetic and non-diabetic subjects with non-alcoholic fatty liver disease, which is expected to commence in the near future. The Company has commenced a drug-drug interaction trial and also plans to conduct a trial of glucose control in patients with type 2 diabetes that is anticipated to start in the fourth quarter 2021. The Company also intends to begin a 52-week Phase 2 biopsy-driven NASH trial in the first half of 2022.

The Company intends to file a second IND application in obesity in the fourth quarter of 2021 with plans to initiate a 48-week, Phase 2 obesity trial in the first half of 2022.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release of Altimmune, Inc. dated September 28, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2021

ALTIMMUNE, INC.

By:	/s/ William Brown
Name: William Brown
Title: Chief Financial Officer